UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 13, 2010
H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 13, 2010, H&R Block, Inc. (the “Company”) and HRB Island Acquisition, Inc. (the “Sub”), an indirect wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 2SS Holdings, Inc. (“2SS”), TA Associates Management, L.P. in its capacity as a stockholder representative, and Lance Dunn in his capacity as a stockholder representative, providing for the merger of Sub with and into 2SS (the “Merger”), with 2SS continuing as the surviving corporation and an indirect subsidiary of the Company after the Merger. 2SS owns 2nd Story Software, Inc. (“2nd Story”), developer of TaxACT digital tax preparation solutions.
The total Merger consideration payable to 2SS equity holders will be equal to $287.5 million in cash, minus 2SS’s unpaid transaction expenses incurred in connection with the Merger, and subject to working capital adjustments to occur at closing. At closing of the Merger, the Company will deduct from the Merger consideration and deposit into an escrow fund $20 million of the Merger consideration as security for indemnification claims. On July 31, 2012, subject to any pending indemnification claims, sufficient funds will be released from escrow to reduce the escrow amount to $5 million, which will remain in escrow and subject to tax-related indemnification claims through the third anniversary of closing.
The transaction is subject to certain closing conditions, including (i) the approval of the Merger by stockholders holding in the aggregate at least 95% of the issued and outstanding equity securities of 2SS on an as-converted basis; (ii) expiration of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period; and (iii) other customary closing conditions. Either party may terminate the Merger Agreement if the transaction does not close by April 30, 2011, although the parties may mutually agree to extend the termination date on a month-by-month basis.
Pursuant to the Merger Agreement, the stockholders and optionholders of 2SS will indemnify the Company, Sub and 2SS for losses related to certain breaches of representations, warranties and covenants contained in the Merger Agreement. The stockholders and optionholders of 2SS have also agreed to indemnify the Company, Sub and 2SS for (i) tax obligations of 2SS and 2nd Story for all taxable periods ending on or before closing; (ii) any payments made in respect of dissenting shares in excess of the amounts payable for such shares pursuant to the Merger Agreement; and (iii) actions by stockholders or optionholders of 2SS in respect of any breach of fiduciary duty or derivative or other similar claim in respect of the Merger Agreement or the Merger.
In connection with the execution of the Merger Agreement, certain stockholders of 2SS, who collectively hold sufficient shares to approve the Merger, have entered into voting agreements with the Company in which they have agreed to vote their shares of 2SS capital stock to approve the Merger. The Merger Agreement provides that, at closing, certain stockholders of 2SS who are also officers of 2SS will execute non-competition and non-solicitation agreements for five years following closing, and the majority stockholder of 2SS will execute a non-solicitation agreement for three years following closing.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this Current Report on Form 8-K by reference. A copy of the Company’s press release regarding the Merger is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Agreement and Plan of Merger by and among H&R Block, Inc., HRB Island Acquisition, Inc., 2SS Holdings, Inc., TA Associates Management, L.P. in its capacity as a Stockholder Representative, and Lance Dunn in his capacity as a Stockholder Representative dated as of October 13, 2010.

99.1	Press release issued October 13, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.
Date: October 14, 2010	By:	/s/ Andrew J. Somora
Andrew J. Somora
Secretary

EXHIBIT INDEX

10.1	Agreement and Plan of Merger by and among H&R Block, Inc., HRB Island Acquisition, Inc., 2SS Holdings, Inc., TA Associates Management, L.P. in its capacity as a Stockholder Representative, and Lance Dunn in his capacity as a Stockholder Representative dated as of October 13, 2010.

99.1	Press release issued October 13, 2010.